Exhibit 99.1

Harvard Bioscience Announces Fourth Quarter and Full-Year 2024 Financial Results

HOLLISTON, Mass., March 12, 2025 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2024.

Jim Green, Chairman and CEO, said, “Our fourth quarter saw sequential strengthening in pre-clinical revenues across all regions, while our cellular and molecular technology (CMT) revenues were down slightly from the third quarter, primarily due to reduced purchasing by US academic customers. As expected, our fourth quarter revenues were down compared to the fourth quarter of last year as we navigated a challenging market environment.

Green continued, “We are encouraged by the strong market reception of our new products by prominent academic institutions, contract research organizations and biopharma customers. In particular, we are seeing strong interest in our new SoHo™ telemetry systems and emerging growth of our breakthrough MeshMEA™ organoid systems. Finally, in the current market uncertainty, we remain focused on managing costs to improve our operating and financial performance.”

Fourth Quarter 2024 Results

For the fourth quarter of fiscal 2024, the Company reported revenues of $24.6 million compared to $28.2 million in the fourth quarter of fiscal 2023. Gross margin for the three months ended December 31, 2024 was 57.1%, compared to 58.0% in 2023, with the year-over-year decrease due to lower absorption of fixed manufacturing costs and the impact of foreign exchange rates, partially offset by more favorable product mix and the impact of cost containment actions.

Net income for the fourth quarter of 2024 was $18 thousand compared to a loss of $(1.8) million in the fourth quarter of 2023. Adjusted EBITDA for the fourth quarter of 2024 was $3.0 million compared to $3.6 million in the fourth quarter of the prior year. Cash provided by operations was $1.7 million during the three months ended December 31, 2024, compared to $4.3 million in the same period in 2023.

Results for Year Ended December 31, 2024

For the year ended December 31, 2024, revenues were $94.1 million compared to $112.3 million for the year ended December 31, 2023. Revenues declined as a result of a challenging global market and reduced spending by CROs, distributors and academic research institutions. Gross margin for the year ended December 31, 2024 was 58.2%, compared to gross margin of 58.9% in the prior year.

Net loss for the year ended December 31, 2024 was ($12.4) million compared to net loss of $(3.4) million for the year ended 2023, primarily due to the impact of lower revenues, which was partially offset by lower manufacturing and operating expenses due to cost reduction actions taken throughout the year. The Company’s net loss for 2024 includes a loss on equity securities of ($1.6) million compared to $(0.6) million in the prior year. Adjusted EBITDA for the year ended December 31, 2024 was $7.2 million, compared to adjusted EBITDA of $14.6 million for the year ended 2023. Cash provided by operations was $1.4 million during the year ended December 31, 2024, compared to $14.0 million in the year ended in 2023.

This press release includes certain financial information presented on an adjusted, or non-GAAP, basis. For additional information on the non-GAAP financial measures included in this press release, see “Use of Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

Q1 2025 Guidance

Given the prevailing uncertainty in NIH funding and academic research purchasing, along with normal seasonality, the Company expects Q1 2025 revenues of $19 million to $21 million and gross margin in the 56% to 58% range.

Webcast and Conference Call Details

In conjunction with this announcement, Harvard Bioscience will be hosting a conference call and webcast today at 8:00 a.m. Eastern Time. A presentation that will be referenced during the webcast will be posted to the Company’s Investor Relations website shortly before the webcast begins.

Analysts who would like to join the call and ask a question must register here (https://register.vevent.com/register/BI622605b7cc1146e7b6d1737ca0d53cb7). Once registered, you will receive the dial-in numbers and a unique PIN number.

Participants who would like to join the audio-only webcast should go to our events and presentations on the investor website here (https://investor.harvardbioscience.com/events-and-presentations).

Use of Non-GAAP Financial Information

In this press release we have included non-GAAP financial information, including one or more of adjusted operating income (loss), adjusted operating margin, adjusted net income (loss), adjusted EBITDA, adjusted EBITDA margin, diluted adjusted earnings (loss) per share, and net debt. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of our business. For the periods presented, these non-GAAP financial measures have excluded certain expenses and income resulting from items that we do not believe are representative of the underlying operations of the business. Items excluded include stock-based compensation, amortization of intangibles related to acquisitions, other operating expenses, loss on equity securities, income taxes, and the tax impact of reconciling items. Management believes that this non-GAAP financial information is important in comparing current results with prior period results and is useful to investors and financial analysts in assessing the Company’s operating performance.

Non-GAAP historical financial statement information included herein is accompanied by a reconciliation to the nearest corresponding GAAP measure which is included below in this press release.

With respect to non-GAAP forward-looking measures, we provide an outlook for adjusted EBITDA margin. Many of the items that we exclude from this forward-looking measure calculation may not be subject to the control of or may not be reliably predicted by management. These items could cause our non-GAAP forward looking measures to vary materially from measures reported under GAAP.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP and may be different than other companies’ non-GAAP financial information.

About Harvard Bioscience

Harvard Bioscience, Inc. is a leading developer, manufacturer and seller of technologies, products and services that enable fundamental advances in life science applications, including research, drug and therapy discovery, bio-production and preclinical testing for pharmaceutical and therapy development. Our customers range from renowned academic institutions and government laboratories to the world’s leading pharmaceutical, biotechnology and contract research organizations. With operations in the United States, Europe, and China, we sell through a combination of direct and distribution channels to customers around the world.

For more information, please visit our website at www.harvardbioscience.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” “believe” and similar expressions or statements that do not relate to historical matters. Forward-looking statements include, but are not limited to, information concerning expected future financial and operational performance including revenues, gross margin, adjusted EBITDA and adjusted EBITDA margin, cash and debt position, growth and the introduction of new products, the strength of the Company’s market position, business model and anticipated macroeconomic conditions, and matters relating to our ability to continue as a going concern, fund our operations, or refinance our outstanding indebtedness. Forward-looking statements are not guarantees of future performance and involve known and unknown uncertainties, risks, assumptions, and contingencies, many of which are outside the Company’s control. Risks and other factors that could cause the Company’s actual results to differ materially from those described in its forward-looking statements include those described in the “Risk Factors” section of the Company’s most recently filed Annual Report on Form 10-K as well as in the Company’s other filings with the Securities and Exchange Commission. Forward-looking statements are based on the Company’s expectations and assumptions as of the date of this document. Except as required by law, the Company assumes no obligation to update forward-looking statements to reflect any change in expectations, even as new information becomes available.

Investor Inquiries:

Jennifer Cote

Chief Financial Officer

(508) 893-3120

investors@harvardbioscience.com

HARVARD BIOSCIENCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Revenues	$24,556	$28,153	$94,135	$112,250
Cost of revenues	10,545	11,828	39,369	46,179
Gross profit	14,011	16,325	54,766	66,071

Sales and marketing expenses	5,395	6,171	22,212	24,060
General and administrative expenses	4,803	5,263	21,493	22,757
Research and development expenses	2,328	3,150	10,406	11,764
Amortization of intangible assets	1,257	1,387	5,255	5,525
Other operating expenses	217	71	1,611	71
Total operating expenses	14,000	16,043	60,977	64,177

Operating income (loss)	11	282	(6,211)	1,894

Other income (expense):
Interest expense	(853)	(794)	(3,209)	(3,591)
Loss on equity securities	-	(259)	(1,593)	(632)
Other income (expense), net	1,432	(332)	(652)	(227)
Total other income (expense)	579	(1,385)	(5,454)	(4,450)

Income (loss) before income taxes	590	(1,103)	(11,665)	(2,556)
Income tax expense	572	715	740	859
Net income (loss)	$18	$(1,818)	$(12,405)	$(3,415)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.00	$(0.04)	$(0.28)	$(0.08)

Diluted earnings (loss) per share	$0.00	$(0.04)	$(0.28)	$(0.08)

Weighted-average common shares:
Basic	43,659	42,710	43,538	42,420

Diluted	44,454	42,710	43,538	42,420

HARVARD BIOSCIENCE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2024	2023
Assets
Cash and cash equivalents	$4,108	$4,283
Accounts receivable, net	14,866	16,099
Inventories	23,245	24,716
Other current assets	2,898	3,940
Total current assets	45,117	49,038
Property, plant and equipment	5,106	3,981
Goodwill and other intangibles	67,456	73,101
Other long-term assets	8,965	11,246
Total assets	$126,644	$137,366

Liabilities and Stockholders' Equity
Current portion, long-term debt	$36,956	$5,859
Other current liabilities	18,002	20,683
Total current liabilities	54,958	26,542
Long-term debt, net	-	30,704
Other long-term liabilities	8,346	7,046
Stockholders’ equity	63,340	73,074
Total liabilities and stockholders’ equity	$126,644	$137,366

HARVARD BIOSCIENCE, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Cash flows from operating activities:
Net income (loss)	$18	$(1,818)	$(12,405)	$(3,415)
Adjustments to operating cash flows	2,300	3,732	13,780	12,843
Changes in operating assets and liabilities	(593)	2,389	65	4,600
Net cash provided by operating activities	1,725	4,303	1,440	14,028

Cash flows from investing activities:
Additions to property, plant and equipment	(301)	(830)	(2,644)	(1,788)
Acquisition of intangible assets	(165)	(231)	(619)	(523)
Proceeds from sale of product line	-	-	-	512
Proceeds from sale of marketable equity securities	-	-	1,919	-
Net cash used in investing activities	(466)	(1,061)	(1,344)	(1,799)

Cash flows from financing activities:
Borrowing from revolving line of credit	-	1,000	8,800	4,500
Repayment of revolving line of credit	-	(2,500)	(2,550)	(10,950)
Repayment of term debt	(1,000)	(750)	(6,023)	(4,091)
Payment of debt issuance costs	-	-	(161)	-
Proceeds from exercise of employee stock options and purchases	161	206	380	930
Taxes paid related to net share settlement of equity awards	(518)	(2,072)	(577)	(2,523)
Net cash used in financing activities	(1,357)	(4,116)	(131)	(12,134)

Effect of exchange rate changes on cash and cash equivalents	(363)	(183)	(140)	(320)
Decrease in cash and cash equivalents	(461)	(1,057)	(175)	(225)
Cash and cash equivalents at the beginning of period	4,569	5,340	4,283	4,508
Cash and cash equivalents at the end of period	$4,108	$4,283	$4,108	$4,283

HARVARD BIOSCIENCE, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(in thousands, except per share data and percentages)

	Three Months Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

GAAP operating income (loss)	$11	$282	$(6,211)	$1,894
Stock-based compensation	961	1,382	4,340	5,000
Acquired asset amortization	1,257	1,387	5,255	5,525
Other operating expenses (1)	217	71	1,611	71
Other adjustments	42	136	299	585
Adjusted operating income	$2,488	$3,258	$5,294	$13,075

Operating margin	0.0%	1.0%	(6.6%)	1.7%
Adjusted operating margin	10.1%	11.6%	5.6%	11.7%

GAAP net income (loss) (2)	$18	$(1,818)	$(12,405)	$(3,415)
Stock-based compensation	961	1,382	4,340	5,000
Acquired asset amortization	1,257	1,387	5,255	5,525
Other operating expenses (1)	217	71	1,611	71
Other adjustments	42	136	299	182
Loss on equity securities	-	258	1,593	632
Income taxes	191	315	568	(1,604)
Adjusted net income	2,686	1,731	1,261	6,391
Depreciation & amortization	503	393	1,902	1,476
Interest and other expense, net (2)	(579)	1,126	3,861	4,221
Adjusted income taxes (3)	381	400	172	2,463
Adjusted EBITDA	$2,991	$3,650	$7,196	$14,551
Adjusted EBITDA margin	12.2%	13.0%	7.6%	13.0%

Diluted earnings (loss) per share (GAAP)	$0.00	$(0.04)	$(0.28)	$(0.08)

Diluted adjusted earnings per share	$0.06	$0.04	$0.03	$0.14
Weighted-average common shares:
Diluted GAAP	43,659	42,710	43,538	42,420

Diluted Adjusted	44,454	44,819	44,391	44,361

		December 31,
		2024	2023
Debt, including unamortized deferred financing costs		$36,956	$36,563
Unamortized deferred financing costs		394	560
Cash and cash equivalents		(4,108)	(4,283)
		$33,242	$32,840

(1) Other operating expenses for the three months ended December 31, 2024 includes $0.2 million of restructuring-related charges. Other operating expenses for the twelve months ended December 31, 2024 includes a $0.5 million commission fee paid in connection with the receipt of employee retention credits, a loss of $0.3 million related to an unclaimed property audit, and $0.8 million of restructuring-related charges.

(2) GAAP net income for the three months ended December 31, 2024, includes the correction of an immaterial error associated with recording a loss on pension settlement in the unaudited interim financial statements for the three months ended September 30, 2024. The correction overstates GAAP net income by $0.9 million, income taxes by $0.3 million, and interest and other expense, net by $1.2 million for the three months ended December 31, 2024. There is no impact on GAAP operating income, adjusted operating income, adjusted EBITDA or diluted adjusted earnings per share for the three months ended December 31, 2024. There is also no impact to the information presented above for the year ended December 31, 2024.

(3) Adjusted income taxes includes the tax effect of adjusting for the reconciling items using the tax rates in the jurisdictions in which the reconciling items arise.